Exhibit 10.1

October 3, 2025

Scienture Holdings, Inc.

20 Austin Blvd.

Commack, NY 11725

Attention: Dr. Narasimhan Mani, Co-Chief Executive Officer

Email: nmani@scienture.com

With a copy to:

Dykema Gossett PLLC

111 E Kilbourn Avenue, Suite 1050

Milwaukee, Wisconsin 53202

Attention: Kate Bechen
Email: KBechen@dykema.com

Re:	Acknowledgement of Satisfaction – 10% Original Issue Discount Secured Debentures

Dear Dr. Mani:

Reference is made to that certain Securities Purchase Agreement by and between Scienture Holdings, Inc. (the “Company”), and the purchasers party thereto, dated November 22, 2024 (the “Purchase Agreement”), and the 10% original issue discount secured debentures (the “Debentures”) issued on November 25, 2024, pursuant to the terms thereof, to each of Arena Finance Markets, LP (“AFM”) and Arena Special Opportunities III LP (“ASO”, and together with AFM, the “Holders”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement or Debentures, as applicable.

The Company and the Holders agree that it is in the best interest of the parties to satisfy all obligations under the Debentures via their conversion in accordance with their terms. In this regard, the Company and AFM agree that upon the conversion of $454,647.03 into shares of Common Stock, in accordance with terms of the Debenture issued to AFM, such Debenture shall be deemed paid in full and otherwise satisfied and the Company and ASO agree that upon the conversion of $104,718.89 into shares of Common Stock, in accordance with terms of the Debenture issued to ASO, such Debenture shall be deemed paid in full and otherwise satisfied. For purposes of this letter, the conversion in full of the foregoing amounts under the Debentures shall be referred to as the “Full Conversion.”

In furtherance of the foregoing, each of the Company and the Holders agree that in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Debenture shall be amended to delete Section 4(b) thereof in its entirety and replace the same with the following:

(b)	Conversion Price. The conversion price of this Debenture in effect as of any Conversion Date shall be a price per share of Common Stock equal to $2.4861 (the “Conversion Price”).

Each Holder agrees that, promptly following execution of this letter, the Company shall file a Current Report on Form 8-K disclosing the matters set forth in this letter. Subject to the beneficial ownership limitations set forth in Section 4(d) of each Debenture, each Holder will submit conversion notices as promptly as is commercially reasonable to effect the Full Conversion.

Effective immediately upon the Full Conversion, automatically and without any further action on the party of the Company or the Holders, (i) all Obligations (as defined in the Security Agreement) under the Transaction Documents shall be deemed paid and shall be automatically and irrevocably released, satisfied and discharged in full (except those obligations of the Company under Section 5.10 of the Purchase Agreement and Section 7 of the Registration Rights Agreement entered into between the Company and the Holders, on November 25, 2024); (ii) the Debentures and all other Transaction Documents shall be automatically terminated; (iii) all security interests, pledges and other liens of every type at any time granted to or held by a Holder as security for the Obligations or under any Transaction Document shall be terminated and automatically and irrevocably released without further action by a Holder; and (iv) neither Holder will have any obligation to make any credit extensions or financial accommodations to the Company or any other obligations, duties, or responsibilities in connection therewith.

Each Holder authorizes the Company, or any other party on behalf of the Company, upon the Full Conversion, to prepare and file any UCC-3 Termination Statements or other documents reasonably necessary or desirable to evidence the release of the Holder’s security interests in any of the property or assets of the Company or Company Sub and in any third party and any of such third party’s property or assets that guarantied the Obligations or provided collateral security therefor. Upon the Full Conversion, each Holder shall promptly (i) deliver to such third party such termination notices relating to any deposit or securities account control agreements, intellectual property security agreements, landlord waivers or collateral access agreements or any other notices or documents terminating or evidencing the termination of a Holder’s security interest arising under the Transaction Documents reasonably requested by the Company at the Company’s expense, and (ii) if applicable, return any pledged instruments and/or securities and/or other possessory collateral of the Company in the Holder’s (or its agent’s) possession to the Company. From and after the satisfaction of the Full Conversion, the Holder further agrees promptly to procure, deliver, or execute and deliver to the Company, from time to time, all further releases not specified above, certificates, instruments, and documents as may be reasonably requested by the Company or which are reasonably required or desirable to evidence the consummation of the payoff and releases contemplated hereby, in each case, at the expense of the Company.

This letter (i) may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument, and (ii) shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

[Signature Page Follows]

Very truly yours,

HOLDERS:

Arena Finance Markets, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

Arena Special Opportunities III LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ACCEPTED AND AGREED:

COMPANY:

SCIENTURE HOLDINGS, INC.

By:	/s/ Dr. Narasimhan Mani
Name:	Dr. Narasimhan Mani
Title:	Co-Chief Executive Officer and President